Exhibit 10.26

PLEDGE OF BOND AGREEMENT

GRANTED BY:

HD SUPPLY CANADA INC., a corporation duly incorporated pursuant to the laws of the Province of Ontario, having its registered office at 40 King Street West, Suite 5800, in the City of Toronto, Province of Ontario, M5H 3S1

(hereinafter the “Grantor” and such term shall include its successors and assigns)

IN FAVOUR OF:

MERRILL LYNCH CAPITAL CANADA INC., a corporation duly constituted pursuant to the laws of the Province of Ontario, having its registered office at 181 Bay Street, Suite 400, BCE Place, in the City of Toronto, Province of Ontario, M5J 2V8, as Canadian agent under the Credit Agreement (as hereinafter defined) and as mandatary for the Secured Parties (as hereinafter defined)

(hereinafter the “Agent”, and such terms shall include its successors and assigns)

WHEREAS the Grantor has issued the Bond (as hereinafter defined) pursuant to a Deed of Hypothec and Issue of Bonds executed on August 30, 2007 before Mtre. Marc Daigneault, Notary, by the Grantor in favour of Merrill Lynch Capital Canada Inc., as “fondé de pouvoir” (in such capacity the “Attorney”, and such term shall include its successors and assigns) for the holders of the bonds issued thereunder (the “Deed of Hypothec”);

WHEREAS the parties hereto have agreed to the pledge of the Bond in order to secure the Secured Obligations (as hereinafter defined).

THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1	The preamble shall form part hereof as if recited herein at length.

1.2	Unless specifically indicated otherwise, all capitalized terms and expressions used herein and not expressly defined herein shall have the same meaning as that ascribed to them in the Credit Agreement.

1.3	In the present Agreement, unless there is something in the context that is contrary, the following terms and expressions shall have the following meanings:

1.3.1	“Agreement” means this Pledge of Bond Agreement, and the expressions “this Agreement”, “present Agreement”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to the

Agreement, including all schedules thereto and all amendments, modifications, supplements, extensions, consolidations, substitutions, renewals or replacements of any of the foregoing;

1.3.2	“Bond” means the THREE BILLION DOLLARS in lawful money of Canada (CAN$3,000,000,000) nominal principal amount 25% Demand Bond represented by certificate no. 01, payable on demand to the Agent and issued by the Grantor pursuant to the Deed of Hypothec;

1.3.3	“Credit Agreement” means the ABL credit agreement dated as of August 30, 2007 among HDS Acquisition Subsidiary, Inc. and certain of its subsidiaries, including the Grantor, that are or may become parties thereto, the several Canadian Borrowers and Subsidiary Borrowers party thereto, several banks and other financial institutions from time to time parties thereto, Merrill Lynch Capital, as administrative agent and U.S. ABL collateral agent for the ABL Lenders thereunder, Merrill Lynch Capital Canada Inc., as Canadian agent and Canadian collateral agent, and the other parties party thereto, as amended, supplemented, restated or replaced from time to time;

1.3.4	“Pledge” has the meaning ascribed thereto in paragraph 2.1 hereof;

1.3.5	“Pledged Property” has the meaning ascribed thereto in paragraph 2.1 hereof;

1.3.6

“Secured Obligations” means the collective reference to: all obligations and liabilities of the Grantor in respect of the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Canadian Facility Revolving Credit Loans and Reimbursement Obligations with respect to Canadian Facility Letters of Credit and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Grantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Canadian Facility Revolving Credit Loans, the Reimbursement Obligations with respect to Canadian Facility Letters of Credit, and all other obligations and liabilities of the Grantor to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Canadian Facility Revolving Credit Loans, the Canadian Facility Letters of Credit, the other Loan Documents, any Interest Rate Protection Agreement, Permitted Hedging Arrangement or Bank Products Agreement entered into with any Person who was at the time of entry into such agreement a Lender or an affiliate of any Lender, any Guarantee Obligation of any Canadian Borrower or any of their Subsidiaries as to which any such Secured Party is a beneficiary, the provision of cash management services by any Lender or an Affiliate thereof to a Canadian Borrower or any Subsidiary thereof, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, amounts payable in connection with the provision of such cash management services or a termination of any transaction entered into pursuant to any such Interest Rate Agreement or Permitted Hedging Arrangement fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees, expenses and disbursements of counsel to the Agent or any other Secured Party that are required to be paid by the Grantor pursuant to the terms of the Credit Agreement or any other Loan Document); and

1.3.7	“Secured Parties” means the collective reference to (i) the Agent, the Attorney and each Other Representative, (ii) the Canadian Facility Lenders, (iii) with respect to any Interest Rate Agreement, Currency Agreement or Commodities Agreement with a Canadian Borrower or any of its Subsidiaries, any counterparty thereto that, at the time such agreement or arrangement was entered into, was a Lender or an Affiliate of any Lender, (iv) with respect to any Bank Products Agreement with a Canadian Borrower or any of its Subsidiaries, any counterparty thereto that, at the time such agreement or arrangement was entered into, was a Lender or an Affiliate of any Lender and (v) their respective successors and assigns and their permitted transferees and endorsees.

2.	DESCRIPTION OF THE PLEDGED PROPERTY

2.1	The Grantor has concurrently herewith delivered and pledged (the “Pledge”) to the Agent, which shall hold same for the benefit of the Secured Parties, the following:

2.1.1	the Bond; and

2.1.2	the certificate or certificates that represent or may represent such Bond further to the assignment, cancellation or replacement of said Bond;

(collectively, the “Pledged Property”).

2.2	The Agent hereby acknowledges receipt of the Bond.

2.3	The Grantor hereby acknowledges and agrees that the Agent has full authority to act on behalf of the Secured Parties in all matters relating to this Agreement and the Bond, including, without limitation, to hold and receive payment of the Bond on behalf and for the benefit of the Secured Parties and that any Person dealing with the Agent in respect of any such matter, including the Attorney, need not enquire further as to the authority of the Agent to act on behalf of the Secured Parties.

2.4	The Grantor further acknowledges that the Agent and the Attorney may purchase, acquire and be the holder of the Bond notwithstanding the provisions of Section 32 of An Act respecting the special powers of legal persons (Québec) and that the Bond constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Québec.

3.	SECURED OBLIGATIONS AND AMOUNT OF PLEDGE

3.1	The Pledge shall secure payment of the Secured Obligations.

3.2	The amount for which the Pledge is hereby granted is THREE BILLION DOLLARS in lawful money of Canada (CAN$3,000,000,000), with interest thereon from the date hereof at the rate of 25% per annum.

4.	REPRESENTATIONS AND WARRANTIES

4.1	The Grantor hereby represents and warrants to the Agent that:

4.1.1	the Grantor has full power and authority to grant the Pledge created by this Agreement and to execute, deliver and perform its obligations under this Agreement, and such execution, delivery and performance does not contravene any of the Grantor’s charter documents or by-laws or any agreement, instrument or restriction to which the Grantor is a party or by which the Grantor or the Pledged Property is bound;

4.1.2	except for any consent that has been obtained and is in full force and effect, no consent of any Person (other than the Grantor) is required, or purports to be required, for the execution, delivery and performance of this Agreement;

4.1.3	the execution of this Agreement, the compliance with its provisions and the performance of its covenants shall not entail or result in any breach of or default under any other agreement or document to which the Grantor is bound; and

4.1.4	this Agreement and the Bond have been duly authorized, executed and delivered by the Grantor and are valid and binding obligations of the Grantor enforceable against the Grantor in accordance with their terms.

5.	COVENANTS

The Grantor hereby covenants and agrees with the Agent:

5.1	to perform all acts and execute all deeds and documents necessary to give full effect to the Pledge and to ensure that it is at all times enforceable against third Persons and that the Bond or any portion thereof is held by the Agent on behalf and in favour of the Secured Parties; and

5.2	to pay all costs and expenses relating to this Agreement and to the exercise of all rights in favour of the Secured Parties resulting from the present Agreement, as well as all costs and expenses incurred to set up the rights of the Secured Parties against third Persons and all discharge fees and all fees relating to the detention of the Bond by a depositary or an agreed upon third party.

6.	RIGHTS OF THE AGENT

6.1	The Grantor hereby expressly acknowledges and agrees that for the purposes hereof the Agent shall be the sole holder of the Bond and that in such capacity the Agent is entitled to and will collect, at all times as of and from the date hereof, the claim represented by the Bond.

6.2	Whether or not an Event of Default has occurred, the Agent shall be considered as the owner of the Bond for all purposes of the Deed of Hypothec. The Agent is hereby authorized to exercise all rights, remedies, powers, privileges, guarantees and recourses available to a Bondholder under the Deed of Hypothec.

7.	SUCCESSORS AND ASSIGNS

7.1	The rights hereby conferred upon any of the Secured Parties shall benefit all their respective successors and permitted assigns, including any entity resulting from the amalgamation, merger or consolidation of any of the Secured Parties with any other Person(s), and any Person(s) succeeding to the business of any of the Secured Parties. The obligations of the Grantor hereunder shall bind the successors and permitted assigns of the Grantor, including any Person(s) resulting from the amalgamation or merger of the Grantor with any other Person(s).

8.	EVENT OF DEFAULT

8.1	Notwithstanding the fact that the Bond is payable on demand, the Agent agrees that it will not demand payment of the Bond until such time as an Event of Default shall have occurred.

8.2	At any time that an Event of Default has occurred, the Agent may demand payment of the Bond, declare the Bond to be immediately due and payable and collect the money owed thereunder or sell the Bond and/or exercise any other right that, under applicable Law, is available to it under the Pledge.

8.3	It is further agreed that notwithstanding any of the provisions of the Bond, payment to the Agent of interest for any period in respect of the Secured Obligations shall be deemed payment in satisfaction of the interest payment for the same period under the Bond. The Agent, in realizing on the Bond or the Pledge constituted hereby and notwithstanding the nominal value of the Bond, shall not claim under the Bond any greater amount in the aggregate for principal and interest than the aggregate of all sums then owing by the Grantor to any Secured Party on account of Secured Obligations.

8.4	Notwithstanding the provisions of Article 1572 and the second paragraph of Article 2743 of the Civil Code of Québec, as well as any other legal rule concerning the imputation of payments, the Agent may apply the amounts received pursuant to the provisions of this Agreement in accordance with the terms of the Credit Agreement.

9.	MISCELLANEOUS

9.1	The Pledge constituted under this Agreement is in addition to, and not in substitution of or in replacement for, any other hypothec, pledge, security, guarantee or other right held by or benefiting the Agent, the Attorney or any of the Secured Parties.

9.2	Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been duly given or made by the party to which such notice, request, demand or other communication is required or permitted to be given or made under this Agreement when delivered to such party in accordance with the provisions of the Credit Agreement in respect of notices and communications.

9.3	This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Québec and the laws of Canada applicable therein.

9.4	This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

9.5	The parties hereto confirm that the present Agreement has been drawn up in the English language at their request. Les parties aux présentes confirment que la présente convention fut rédigée en anglais à leur demande.

[Signature pages follow]

SIGNED as of this Thirtieth (30th) day of August, 2007.

HD SUPPLY CANADA INC.

			Per:	/s/ Maxime B. Rhéaume
				Name:	Maxime B. Rhéaume
				Title:	Quebec Authorized Signatory

ACCEPTED AND AGREED as of the above-mentioned date.

MERRILL LYNCH CAPITAL CANADA INC., as Canadian agent

Per:	/s/ D. James Papadimitriou
	Name:	D. James Papadimitriou
	Title:	Authorized Representative